Exhibit 99.1

UNIFI®, Makers of REPREVE®, Announces Third Quarter Fiscal 2025 Results

Improved business conditions and strategic transition in Americas segment positions Company for future growth and profitability

GREENSBORO, N.C., April 30, 2025 – Unifi, Inc. (NYSE: UFI), the makers of REPREVE® and one of the world’s leading innovators in recycled and synthetic yarns, today released operating results for the third fiscal quarter ended March 30, 2025.

Third Quarter Fiscal 2025 Overview

•
Net sales were $146.6 million, a decrease of 1.6% from the third quarter of fiscal 2024, primarily driven by a less favorable sales mix and lower sales volumes in the Asia Segment and unfavorable foreign currency effects in the Brazil Segment.
•
Revenues from REPREVE Fiber products were $44.7 million and represented 31% of net sales, compared to $46.7 million or 31% of net sales for the third quarter of fiscal 2024.
•
Gross loss was $0.4 million and gross margin was (0.3)%, compared to gross profit of $4.8 million and 3.2% for the third quarter of fiscal 2024.
•
Net loss was $16.8 million, or $0.92 per share, compared to a net loss of $10.3 million, or $0.57 per share, for the third quarter of fiscal 2024. Adjusted Net Loss* was $13.9 million, which excludes $2.9 million of manufacturing footprint reduction costs, compared to Adjusted Net Loss of $10.3 million.
•
Adjusted EBITDA* was $(4.9) million, compared to $(0.8) million for the third quarter of fiscal 2024.
•
Published “Sustainability Snapshot” and related goals that highlights significant progress in textile-to-textile recycling.
•
Subsequent to quarter end, entered into a Real Estate Purchase and Sale Agreement to sell the Madison, North Carolina manufacturing facility for $53.2 million. Proceeds from the sale, once finalized, will be used to repay current outstanding debt.

Eddie Ingle, Chief Executive Officer of Unifi, Inc., stated, “Our results for the third quarter were in line with our expectations, driven by an improved performance in our Americas segment due to the positive traction we have experienced with the growth of our business in Central America. On the efficiency front, we have made progress on optimizing the cost structure of our U.S. operations. In addition, once finalized, the sale of our Madison, North Carolina manufacturing facility will allow us to reduce our outstanding debt and enhance our financial position. As we look ahead to the remainder of calendar 2025, we expect to see further benefits from our restructuring actions, which will improve our cost structure and operational performance. This gives us confidence that UNIFI is well-positioned to pivot to growth.”

Third Quarter Fiscal 2025 Compared to Third Quarter Fiscal 2024

Net sales decreased to $146.6 million from $149.0 million, primarily due to weaker sales mix and lower sales volumes for the Asia Segment and unfavorable foreign currency effects in the Brazil Segment, partially offset by higher sales volumes in the Americas Segment.

Gross profit decreased to $(0.4) million from $4.8 million. Americas Segment gross profit decreased by $3.4 million, primarily as production and sales gains were offset by inflationary pressures and transition costs related to the manufacturing footprint reduction. Asia Segment gross profit decreased by $0.9 million, primarily due to lower sales volumes, a less favorable sales mix, and pricing dynamics in the region. Brazil Segment gross profit decreased by $0.8 million, primarily due to unfavorable foreign currency translation effects.

Operating loss increased to $13.9 million from $6.9 million. The underlying increase was primarily due to the decrease in gross profit. Net loss was $16.8 million compared to $10.3 million. Adjusted Net Loss* was $13.9 million, which excluded $2.9 million of transition costs, compared to Adjusted Net Loss of $10.3 million for the third quarter of fiscal 2024. Adjusted EBITDA* was $(4.9) million, which excluded the same adjustment, compared to $(0.8) million.

Update on Manufacturing Transition

In February 2025, UNIFI announced the closure and planned transition of certain domestic manufacturing operations to enhance operating efficiency, lower fixed costs, improve profitability, and further strengthen the balance sheet. The associated real estate sale is pending final closing and funding, expected on May 15, 2025. The manufacturing transition and restructuring charges will continue through the first quarter of fiscal 2026, as certain machinery and equipment is relocated to other manufacturing facilities in North and Central America, with no expected reduction in capacity or customer service during or after the transition. Following the manufacturing footprint reduction, UNIFI expects to achieve an annual cost savings of approximately $20.0 million, primarily comprised of lower headcount and operational synergies.

Fiscal 2025 Outlook

The below outlook assumes no meaningful changes in business activities resulting from the evolving tariff and trade negotiations.

Fourth Quarter Fiscal 2025

UNIFI expects the following fourth quarter fiscal 2025 results:

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Net sales and Adjusted EBITDA** improving sequentially from the third quarter of fiscal 2025, primarily driven by further recovery for the Americas Segment.
•
Continued restructuring and transition expenses, primarily equipment relocation and abandonment costs, of between $6.0 million and $8.0 million.
•
Continued volatility in the effective tax rate.

Ingle concluded, “While there continues to be uncertainty around the global macroeconomic environment, we believe we have taken steps to improve our business in order to put UNIFI in a strong position to support our customers’ needs with sustainable and innovative products that will help create a more circular economy and position the Company for future growth. Looking ahead, we will continue to focus on finding additional ways to optimize our operations, improve our financial performance, accelerate our revenues, and create value for our shareholders.”

* Adjusted Net Loss and Adjusted EBITDA are non-GAAP financial measures. The schedules included in this press release reconcile each non-GAAP financial measure to its most directly comparable GAAP financial measure.

** Guidance provided is a non-GAAP figure presented on an adjusted basis. For further details, see the non-GAAP financial measures information presented in the schedules included in this press release.

Third Quarter Fiscal 2025 Earnings Conference Call

UNIFI will provide additional commentary regarding its third quarter fiscal 2025 results and other developments during its earnings conference call on May 1, 2025, at 9:00a.m., Eastern Time. The call can be accessed via a live audio webcast on UNIFI’s website at http://investor.unifi.com. Additional supporting materials and information related to the call will also be available on UNIFI’s website.

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About UNIFI

UNIFI, Inc. (NYSE: UFI) is a global leader in fiber science and sustainable synthetic textiles. Using proprietary recycling technology, UNIFI is a pioneer in scaling the transformation of post-industrial and post-consumer waste into sustainable products. Through REPREVE, the world’s leading brand of traceable, recycled fiber and resin,

UNIFI is changing the way industries think about the materials they use – and reuse. A vertically-integrated manufacturer, the company has direct operations in the United States, Colombia, El Salvador, and Brazil, and sales offices all over the world. UNIFI envisions a future where circular and sustainable solutions are the only choice. For more information about UNIFI, visit www.unifi.com.

About REPREVE®

Made by UNIFI, Inc. (NYSE: UFI), REPREVE® is the global leader in recycled performance fibers and resins. Using proprietary recycling technology, REPREVE leverages multiple waste sources, including single-use plastic bottles, ocean-bound plastic, textile waste, and recycled yarn. REPREVE has transformed more than 40 billion plastic bottles into recycled fiber, powering globally scalable products for world-leading brands. Made traceable with FiberPrint® technology and certified by U-Trust®, REPREVE spans sports apparel, fashion, home, automotive, construction, transport, military, medical and packaged goods. For more information about REPREVE, visit www.repreve.com.

Contact information:

Josh Carroll or Blaine McNulty

Alpha IR Group

312-445-2870

UFI@alpha-ir.com

Financial Statements, Business Segment Information and Reconciliations of Reported Results to Adjusted Results to Follow

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	March 30, 2025	March 31, 2024	March 30, 2025	March 31, 2024
Net sales	$146,557	$148,996	$432,809	$424,757
Cost of sales	147,002	144,232	423,262	418,932
Gross (loss) profit	(445)	4,764	9,547	5,825
Selling, general and administrative expenses	12,295	11,372	37,058	35,389
(Benefit) provision for bad debts	(255)	179	(39)	1,259
Gain on sale of assets	—	—	(4,296)	—
Restructuring costs	1,320	—	1,320	5,101
Other operating expense, net	55	139	144	674
Operating loss	(13,860)	(6,926)	(24,640)	(36,598)
Interest income	(198)	(432)	(632)	(1,710)
Interest expense	2,417	2,407	7,322	7,505
Equity in loss of unconsolidated affiliates	216	604	467	311
Loss before income taxes	(16,295)	(9,505)	(31,797)	(42,704)
Provision for income taxes	499	790	4,021	707
Net loss	$(16,794)	$(10,295)	$(35,818)	$(43,411)

Net loss per common share:
Basic	$(0.92)	$(0.57)	$(1.96)	$(2.40)
Diluted	$(0.92)	$(0.57)	$(1.96)	$(2.40)

Weighted average common shares outstanding:
Basic	18,352	18,169	18,299	18,121
Diluted	18,352	18,169	18,299	18,121

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 30, 2025	June 30, 2024
ASSETS
Cash and cash equivalents	$16,255	$26,805
Receivables, net	80,551	79,165
Inventories	131,501	131,181
Income taxes receivable	7,402	164
Other current assets	9,821	11,618
Total current assets	245,530	248,933
Property, plant and equipment, net	181,701	193,723
Operating lease assets	8,342	8,245
Deferred income taxes	4,758	5,392
Other non-current assets	6,209	12,951
Total assets	$446,540	$469,244

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$43,564	$43,622
Income taxes payable	885	754
Current operating lease liabilities	2,381	2,251
Current portion of long-term debt	11,924	12,277
Other current liabilities	19,851	17,662
Total current liabilities	78,605	76,566
Long-term debt	127,894	117,793
Non-current operating lease liabilities	6,059	6,124
Deferred income taxes	1,869	1,869
Other long-term liabilities	3,727	3,507
Total liabilities	218,154	205,859

Commitments and contingencies

Common stock	1,836	1,825
Capital in excess of par value	73,284	70,952
Retained earnings	223,579	259,397
Accumulated other comprehensive loss	(70,313)	(68,789)
Total shareholders’ equity	228,386	263,385
Total liabilities and shareholders’ equity	$446,540	$469,244

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Nine Months Ended
	March 30, 2025	March 31, 2024
Cash and cash equivalents at beginning of period	$26,805	$46,960
Operating activities:
Net loss	(35,818)	(43,411)
Adjustments to reconcile net loss to net cash (used) provided by operating activities:
Equity in loss of unconsolidated affiliates	467	311
Distribution received from unconsolidated affiliate	—	1,000
Depreciation and amortization expense	19,200	20,780
Non-cash compensation expense	2,442	1,798
Gain on sale of assets	(4,296)	—
Deferred income taxes	563	(2,403)
Other, net	1,525	(93)
Changes in assets and liabilities	(4,077)	23,178
Net cash (used) provided by operating activities	(19,994)	1,160

Investing activities:
Capital expenditures	(7,915)	(8,566)
Proceeds from the sale of assets	8,094	490
Net cash provided (used) by investing activities	179	(8,076)

Financing activities:
Proceeds from long-term debt	167,150	109,700
Payments on long-term debt	(157,447)	(121,930)
Other, net	(428)	(6)
Net cash provided (used) by financing activities	9,275	(12,236)

Effect of exchange rate changes on cash and cash equivalents	(10)	(146)
Net decrease in cash and cash equivalents	(10,550)	(19,298)
Cash and cash equivalents at end of period	$16,255	$27,662

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

Net sales and gross (loss) profit details for each reportable segment of UNIFI are as follows:

	For the Three Months Ended		For the Nine Months Ended
	March 30, 2025	March 31, 2024	March 30, 2025	March 31, 2024
Americas	$93,544	$91,130	$262,922	$253,252
Brazil	28,124	29,573	89,916	85,543
Asia	24,889	28,293	79,971	85,962
Consolidated net sales	$146,557	$148,996	$432,809	$424,757

	For the Three Months Ended		For the Nine Months Ended
	March 30, 2025	March 31, 2024	March 30, 2025	March 31, 2024
Americas	$(6,957)	$(3,514)	$(14,875)	$(17,632)
Brazil	2,988	3,837	14,711	9,143
Asia	3,524	4,441	9,711	14,314
Consolidated gross (loss) profit	$(445)	$4,764	$9,547	$5,825

RECONCILIATIONS OF REPORTED RESULTS TO ADJUSTED RESULTS

(Unaudited)

(In thousands)

EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)

The reconciliations of the amounts reported under U.S. generally accepted accounting principles (“GAAP”) for Net loss to EBITDA and Adjusted EBITDA are set forth below.

	For the Three Months Ended		For the Nine Months Ended
	March 30, 2025	March 31, 2024	March 30, 2025	March 31, 2024
Net loss	$(16,794)	$(10,295)	$(35,818)	$(43,411)
Interest expense, net	2,219	1,975	6,690	5,795
Provision for income taxes	499	790	4,021	707
Depreciation and amortization expense (1)	6,259	6,753	19,046	20,663
EBITDA	(7,817)	(777)	(6,061)	(16,246)

Transition costs (2)	2,900	—	2,900	—
Gain on sale of assets (3)	—	—	(4,296)	—
Restructuring costs (4)	—	—	—	5,101
Adjusted EBITDA	$(4,917)	$(777)	$(7,457)	$(11,145)

(1)
Within this reconciliation, depreciation and amortization expense excludes the amortization of debt issuance costs, which are reflected in interest expense, net. However, within the accompanying Condensed Consolidated Statements of Cash Flows, amortization of debt issuance costs is reflected in depreciation and amortization expense.
(2)
In the third quarter of fiscal 2025, UNIFI incurred various transition costs totaling $2,900 in connection with the consolidation of its yarn manufacturing operations including (i) facility closure and equipment relocation costs of $1,088, (ii) inventory write-downs of $1,000, (iii) excess manufacturing costs of $580, and (iv) employee separation or retention costs of $232. The facility closure, equipment relocation, employee separation and retention costs were all recorded within Restructuring costs and the inventory write-downs and excess manufacturing costs were recorded within Cost of sales in the Condensed Consolidated Statements of Operations.
(3)
In the second quarter of fiscal 2025, UNIFI recorded a gain of $4,296 related to the sale of a warehouse located in Yadkinville, North Carolina.
(4)
In the second quarter of fiscal 2024, UNIFI incurred severance costs of $2,351 in connection with the Profitability Improvement Plan in the U.S. and a loss of $2,750 related to the dissolution of a nylon joint venture.

Adjusted Net Loss and Adjusted EPS (Non-GAAP Financial Measures)

The tables below set forth reconciliations of (i) Loss before income taxes (“Pre-tax Loss”), (ii) Provision for income taxes (“Tax Impact”), (iii) Net loss (“Net Loss”) to Adjusted Net Loss, and (iv) Diluted Earnings Per Share (“Diluted EPS”) to Adjusted EPS. Rounding may impact certain of the below calculations.

	For the Three Months Ended March 30, 2025				For the Three Months Ended March 31, 2024
	Pre-tax Loss	Tax Impact	Net Loss	Diluted EPS	Pre-tax Loss	Tax Impact	Net Loss	Diluted EPS
GAAP results	$(16,295)	$(499)	$(16,794)	$(0.92)	$(9,505)	$(790)	$(10,295)	$(0.57)
Transition costs (1)	2,900	—	2,900	0.16	—	—	—	—
Adjusted results	$(13,395)	$(499)	$(13,894)	$(0.76)	$(9,505)	$(790)	$(10,295)	$(0.57)

Weighted average common shares outstanding				18,352				18,169

	For the Nine Months Ended March 30, 2025				For the Nine Months Ended March 31, 2024
	Pre-tax Loss	Tax Impact	Net Loss	Diluted EPS	Pre-tax Loss	Tax Impact	Net Loss	Diluted EPS
GAAP results	$(31,797)	$(4,021)	$(35,818)	$(1.96)	$(42,704)	$(707)	$(43,411)	$(2.40)
Transition costs (1)	2,900	—	2,900	0.16	—	—	—	—
Gain on sale of assets (2)	(4,296)	—	(4,296)	(0.23)	—	—	—	—
Restructuring costs (3)	—	—	—	—	5,101	—	5,101	0.29
Adjusted results	$(33,193)	$(4,021)	$(37,214)	$(2.03)	$(37,603)	$(707)	$(38,310)	$(2.11)

Weighted average common shares outstanding				18,299				18,121

(1)
In the third quarter of fiscal 2025, UNIFI incurred various transition costs totaling $2,900 in connection with the consolidation of its yarn manufacturing operations including (i) facility closure and equipment relocation costs of $1,088, (ii) inventory write-downs of $1,000, (iii) excess manufacturing costs of $580, and (iv) employee separation or retention costs of $232. The facility closure, equipment relocation, employee separation and retention costs were all recorded within Restructuring costs and the inventory write-downs and excess manufacturing costs were recorded within Cost of sales in the Condensed Consolidated Statements of Operations. The associated tax impact was estimated to be $0 due to a valuation allowance against net operating losses in the U.S.
(2)
In the second quarter of fiscal 2025, UNIFI recorded a gain of $4,296 related to the sale of a warehouse located in Yadkinville, North Carolina. The associated tax impact was estimated to be $0 due to a valuation allowance against net operating losses and capital losses in the U.S.
(3)
In the second quarter of fiscal 2024, UNIFI incurred severance costs of $2,351 in connection with the Profitability Improvement Plan in the U.S. and a loss of $2,750 related to the dissolution of a nylon joint venture.

Net Debt (Non-GAAP Financial Measure)

Reconciliations of Net Debt are as follows:

	March 30, 2025	June 30, 2024
Long-term debt	$127,894	$117,793
Current portion of long-term debt	11,924	12,277
Unamortized debt issuance costs	184	229
Debt principal	140,002	130,299
Less: cash and cash equivalents	16,255	26,805
Net Debt	$123,747	$103,494

Cash and cash equivalents

At March 30, 2025 and June 30, 2024, UNIFI’s foreign operations held nearly all consolidated cash and cash equivalents.

REPREVE Fiber

REPREVE Fiber represents UNIFI’s collection of fiber products on its recycled platform, with or without added technologies.

Non-GAAP Financial Measures

Certain non-GAAP financial measures included herein are designed to complement the financial information presented in accordance with GAAP. These non-GAAP financial measures include Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net (Loss) Income, Adjusted EPS, and Net Debt (together, the “non-GAAP financial measures”).

•
EBITDA represents Net (loss) income before net interest expense, income tax expense, and depreciation and amortization expense.
•
Adjusted EBITDA represents EBITDA adjusted to exclude, from time to time, certain adjustments necessary to understand and compare the underlying results of UNIFI.
•
Adjusted Net (Loss) Income represents Net (loss) income calculated under GAAP adjusted to exclude certain amounts. Management believes the excluded amounts do not reflect the ongoing operations and performance of UNIFI and/or exclusion may be necessary to understand and compare the underlying results of UNIFI.
•
Adjusted EPS represents Adjusted Net (Loss) Income divided by UNIFI’s weighted average common shares outstanding.
•
Net Debt represents debt principal less cash and cash equivalents.

The non-GAAP financial measures are not determined in accordance with GAAP and should not be considered a substitute for performance measures determined in accordance with GAAP. The calculations of the non-GAAP financial measures are subjective, based on management’s belief as to which items should be included or excluded in order to provide the most reasonable and comparable view of the underlying operating performance of the business. We may, from time to time, modify the amounts used to determine our non-GAAP financial measures.

We believe that these non-GAAP financial measures better reflect UNIFI’s underlying operations and performance and that their use, as operating performance measures, provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets, among otherwise comparable companies.

This press release also includes certain forward-looking information that is not presented in accordance with GAAP. Management believes that a quantitative reconciliation of such forward-looking information to the most directly comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts because a reconciliation of these non-GAAP financial measures would require UNIFI to predict the timing and likelihood of potential future events such as restructurings, M&A activity, contract modifications, and other infrequent or unusual gains and losses. Neither the timing nor likelihood of these events, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, a reconciliation of such forward-looking information to the most directly comparable GAAP financial measure is not provided.

Management uses Adjusted EBITDA (i) as a measurement of operating performance because it assists us in comparing our operating performance on a consistent basis, as it removes the impact of (a) items directly related to our asset base (primarily depreciation and amortization) and (b) items that we would not expect to occur as a part of our normal business on a regular basis; (ii) for planning purposes, including the preparation of our annual operating budget; (iii) as a valuation measure for evaluating our operating performance and our capacity to incur and service debt, fund capital expenditures, and expand our business; and (iv) as one measure in determining the value of other acquisitions and dispositions. Adjusted EBITDA is a key performance metric utilized in the determination of variable compensation. We also believe Adjusted EBITDA is an appropriate supplemental measure of debt service capacity, because it serves as a high-level proxy for cash generated from operations.

Management uses Adjusted Net (Loss) Income and Adjusted EPS (i) as measurements of net operating performance because they assist us in comparing such performance on a consistent basis, as they remove the impact of (a) items that we would not expect to occur as a part of our normal business on a regular basis and (b) components of the provision for income taxes that we would not expect to occur as a part of our underlying taxable operations; (ii) for planning purposes, including the preparation of our annual operating budget; and (iii) as measures in determining the value of other acquisitions and dispositions.

Management uses Net Debt as a liquidity and leverage metric to determine how much debt would remain if all cash and cash equivalents were used to pay down debt principal.

In evaluating non-GAAP financial measures, investors should be aware that, in the future, we may incur expenses similar to the adjustments included herein. Our presentation of non-GAAP financial measures should not be construed as indicating that our future results will be unaffected by unusual or non-recurring items. Each of our non-GAAP financial measures has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for analysis of our results or liquidity measures as reported under GAAP. Some of these limitations are (i) it is not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows; (ii) it does not reflect the impact of earnings or charges resulting from matters we consider not indicative of our ongoing operations; (iii) it does not reflect changes in, or cash requirements for, our working capital needs; (iv) it does not reflect the cash requirements necessary to make payments on our debt; (v) it does not reflect our future requirements for capital expenditures or contractual commitments; (vi) it does not reflect limitations on or costs related to transferring earnings from our subsidiaries to us; and (vii) other companies in our industry may calculate this measure differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, these non-GAAP financial measures should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as a measure of cash that will be available to us to meet our obligations, including those under our outstanding debt obligations. Investors should compensate for these limitations by relying primarily on our GAAP results and using these measures only as supplemental information.

Cautionary Statement on Forward-Looking Statements

Certain statements included herein contain “forward-looking statements” within the meaning of federal securities laws about the financial condition and results of operations of UNIFI that are based on management’s beliefs, assumptions and expectations about our future economic performance, considering the information currently available to management. An example of such forward-looking statements include, among others, guidance pertaining to our financial outlook. The words “believe,” “may,” “could,” “will,” “should,” “would,” “anticipate,” “plan,” “estimate,” “project,” “expect,” “intend,” “seek,” “strive” and words of similar import, or the negative of such words, identify or signal the presence of forward-looking statements. These statements are not statements of historical fact, and they involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition that we express or imply in any forward-looking statement.

Factors that could contribute to such differences include, but are not limited to: the competitive nature of the textile industry and the impact of global competition; changes in the trade regulatory environment and governmental policies and legislation; the availability, sourcing, and pricing of raw materials; general domestic and international economic and industry conditions in markets where UNIFI competes, including economic and political factors over which UNIFI has no control; changes in consumer spending, customer preferences, fashion trends, and end-uses for UNIFI's products; the financial condition of UNIFI’s customers; the loss of a significant customer or brand partner; natural disasters, industrial accidents, power or water shortages, extreme weather conditions, and other disruptions at one of our facilities; the disruption of operations, global demand, or financial performance as a result of catastrophic or extraordinary events, including, but not limited to, epidemics or pandemics; the success of UNIFI’s strategic business initiatives; the volatility of financial and credit markets, including the impacts of counterparty risk (e.g., deposit concentration and recent depositor sentiment and activity); the ability to service indebtedness and fund capital expenditures and strategic business initiatives; the availability of and access to credit on reasonable terms; changes in foreign currency exchange, interest, and inflation rates; fluctuations in production costs; the ability to protect intellectual property; the strength and reputation of our brands; employee relations; the ability to attract, retain, and motivate key employees; the impact of climate change or environmental, health, and safety regulations; and the impact of tax laws, the judicial or administrative interpretations of tax laws, and/or changes in such laws or interpretations.

All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the impact of each such factor on UNIFI. Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, except as may be required by federal securities laws. The above and other risks and uncertainties are described in UNIFI’s most recent Annual Report on Form 10-K, and additional risks or uncertainties may be described from time to time in other reports filed by UNIFI with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

-end-